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                                                               Exhibit 99


October 7, 1996


For Immediate Release


                  PROTECTIVE ANNOUNCES REFUND TO POLICYHOLDERS


Birmingham, Alabama: Protective Life Corporation (PL:NYSE) announced today that Protective Life Insurance Company will make voluntary refunds to certain of its cancer insurance policyholders and will reduce premium rates charged to such policyholders.

Cancer sales brochures distributed by the Company to its sales force nationwide from 1989 through 1991 stated that premium rates can be raised only after approval by the policyholder's state insurance department. That statement was correct in most states in which the brochures were used. However, in twelve states in which the brochures were used, rate increases were filed with the state insurance departments, but no approval was required for the rate increases to become effective. The Company is notifying affected policyholders and will make refunds and rate roll backs where appropriate.

John D. Johns,  Protective's  President and Chief Operating Officer,  commented:
"The advertising material in question was last distributed to our sales force in 1991 and did not show up in recent compliance audits we have made of our advertising materials. We believe that our cancer rates are reasonable and consistent with our policy forms and were increased in compliance with state rate-setting regulations. We apologize to our policyholders for this mistake. We sincerely regret this and we will correct the error."


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